UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 9, 2020

Westlake Chemical Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32260	76-0346924
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2801 Post Oak Boulevard, Suite 600 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 960-9111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	WLK	The New York Stock Exchange
1.625% Senior Notes due 2029	WLK 29	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 9, 2020, Westlake Chemical Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, for themselves and as representatives of the other underwriters named therein (the “Underwriters”), with respect to the issuance and sale in an underwritten public offering (the “Offering”) by the Company of $300,000,000 aggregate principal amount of its 3.375% senior notes due 2030 pursuant to the Company’s registration statement on Form S-3 (File No. 333-234573), as amended. The Offering is expected to close on June 12, 2020, subject to customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and agreements of the Company, and customary conditions to closing, obligations of the parties and termination provisions. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Company expects to receive net proceeds (after deducting underwriting discounts and commissions, but before paying offering expenses payable by the Company) from the Offering of approximately $296.8 million. As described in the preliminary prospectus supplement filed in connection with the Offering, the Company intends to use a portion of the net proceeds from the Offering to (i) fund the purchase in lieu of redemption on or after August 1, 2020 of $100,000,000 aggregate principal amount of Revenue Bonds (Westlake Chemical Corporation Projects) Series 2009A due August 1, 2029 (the “Series 2009 GO Zone Bonds”) issued by the Louisiana Local Government Environmental Facilities and Community Development Authority (the “Authority”) on behalf of the Company and, as a result thereof, cancel and retire $100,000,000 aggregate principal amount of the Company’s 6 1/2% Senior Notes due August 1, 2029 (the “2029 Notes”) and (ii) fund the purchase in lieu of redemption on or after November 1, 2020 of (A) $89,000,000 aggregate principal amount of Revenue Bonds (Westlake Chemical Corporation Projects) Series 2010A-1 (GO Zone) due November 1, 2035 (the “Series 2010A GO Zone Bonds”) issued by the Authority on behalf of the Company and (B) $65,000,000 aggregate principal amount of Revenue Bonds (Westlake Chemical Corporation Projects) Series 2010A-2 (Ike Zone) due November 1, 2035 (together with the Series 2009 GO Zone Bonds and the Series 2010A GO Zone Bonds, the “Revenue Bonds”) issued by the Authority on behalf of the Company and, as a result thereof, cancel and retire $154,000,000 aggregate principal amount of the Company’s 6 1/2% Senior Notes due November 1, 2035 (the “2035 Notes”). The Company intends to use the remaining net proceeds for general corporate purposes.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein.

The statements in this Current Report on Form 8-K that are not historical facts, but forward-looking statements, including the closing of the Offering and the use of proceeds thereof, including the potential purchase in lieu of redemption of the Revenue Bonds, and as a result thereof, the cancellation and retirement of the 2029 Notes and 2035 Notes, could be adversely affected by a variety of known and unknown risks, uncertainties and other factors that are difficult to predict and many of which are beyond the Company’s control. The Company’s expectations may or may not be realized or may be based upon assumptions or judgments that prove to be incorrect. For more detailed information about the factors that could cause actual results to differ materially for the projections contained herein, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 and the Company’s other filings with the Securities and Exchange Commission.

Item 7.01.	Regulation FD Disclosure.

On June 9, 2020, the Company issued a press release announcing the commencement of the Offering. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

On June 9, 2020, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.2.

The information furnished pursuant to this Item 7.01, including Exhibits 99.1 and 99.2, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed by the Company under the Securities Act unless specifically identified as being incorporated therein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1

Underwriting Agreement by and among Westlake Chemical Corporation and Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, for themselves and as representatives of the other underwriters named therein, dated June 9, 2020.

99.1	Press Release, dated June 9, 2020 (furnished solely for purposes of Item 7.01 of this Current Report on Form 8-K).

99.2	Press Release, dated June 9, 2020 (furnished solely for purposes of Item 7.01 of this Current Report on Form 8-K).

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTLAKE CHEMICAL CORPORATION

Date: June 10, 2020	By:	/s/ M. STEVEN BENDER
M. Steven Bender
Executive Vice President and Chief Financial Officer